Exhibit 8.1

June 8, 2018

National Commerce Corporation

813 Shades Creek Parkway, Suite 100

Birmingham, Alabama 35209

Landmark Bancshares, Inc.

307 North Marietta Parkway

Marietta, Georgia 30060

Re:

Agreement and Plan of Merger dated as of April 24, 2018 (the "Agreement") between National Commerce Corporation (“NCC”) and Landmark Bancshares, Inc. (“Landmark”), which provides for the merger of Landmark with and into NCC (the "Merger")

Ladies and Gentlemen:

This letter is in response to your request pursuant to Section 9.1(e) of the Agreement that we provide you with our opinion with respect to certain of the federal income tax consequences of the consummation of the transactions set forth in the Agreement. Specifically, you have requested us to opine that the Merger will constitute a “tax-free” reorganization within the meaning of section 368 of the Code.1 In rendering this opinion, we have relied upon the facts presented to us in the Agreement and the Proxy Statement-Prospectus of NCC and Landmark, including the exhibits thereto (the “Proxy Statement-Prospectus”). Additionally, we have relied upon the representations of management of NCC and representations of management of Landmark set forth in certificates of officers of those entities (collectively, the “Certificates”) (the Agreement, Proxy Statement-Prospectus, the Certificates and any other documents and records as the undersigned has deemed necessary in order to enable the undersigned to render the opinions expressed below, are collectively referred to herein as the “Documents”).

In rendering the opinions expressed below, we have assumed, without any independent investigation or verification of any kind, that all of the information as to factual matters contained in the Documents is true, correct, and complete. Any inaccuracy with respect to factual matters contained in the Documents or incompleteness in our understanding of the facts could alter the conclusion reached in this opinion.

[1]	Unless otherwise specified, all section references herein are to the Internal Revenue Code of 1986, as amended (the “Code”), and the treasury regulations promulgated thereunder (the “Regulations”).

National Commerce Corporation

Landmark Bancshares, Inc.

June 8, 2018

In addition, for purposes of rendering the opinions expressed below, we have assumed, with your permission, that (i) all signatures on all Documents reviewed by us are genuine, (ii) all Documents submitted to us as originals are true and correct, (iii) all Documents submitted to us as copies are true and correct copies of the originals thereof, (iv) each natural person signing any Document reviewed by us had the legal capacity to do so, (v) the Merger and the transactions contemplated in the Agreement will be effected in accordance with the terms thereof, and (vi) the Merger will be reported by Landmark and NCC on their respective federal income tax returns in a manner consistent with the opinion set forth below.

Finally, we have assumed that the representations contained in the Certificates are accurate and complete and will be accurate and complete as of the Effective Time of the Merger and that all such representations made to the knowledge of any person or entity or with similar qualifications are and will be true and correct as if made without such qualifications. Capitalized terms used and not defined herein have the meaning given to them in the Agreement.

PROPOSED TRANSACTION

Based solely upon our review of the Documents, we understand that the proposed transaction will occur as follows:

Landmark is a Georgia corporation based in Marietta, Georgia and is the parent company of one or more subsidiaries (the “Landmark Subsidiaries”) including a banking subsidiary, First Landmark Bank, a Georgia state-chartered bank (“First Landmark Bank”) engaged in the business of providing banking and other financial institution services to its customers.

NCC is a Delaware corporation based in Birmingham, Alabama and is the parent company of one or more subsidiaries (the “NCC Subsidiaries”) including National Bank of Commerce, a national banking association (“NBC Bank”) engaged in the business of providing banking and other financial institution services to its customers.

The purpose of the Merger is to enable NCC to acquire the assets and business of Landmark through the merger of Landmark with and into NCC. After the Merger, the operations and business of Landmark and the Landmark Subsidiaries will be continued by NCC. NCC and Landmark have represented in the Proxy Statement-Prospectus and the Certificates that each has a significant business purpose for the Merger. Under the Agreement, Landmark will merge with and into NCC. Immediately upon the Effective Time, Landmark’s corporate existence will cease, and NCC will be the surviving corporation. As the surviving corporation, NCC will succeed to all of the assets and liabilities of Landmark. As provided in the Agreement, as soon as practicable following the Effective Time, First Landmark Bank will be merged with and into NBC Bank with NBC Bank continuing as the surviving entity and subsidiary of NCC.

National Commerce Corporation

Landmark Bancshares, Inc.

June 8, 2018

By virtue of the Merger, each share of Landmark Common Stock (excluding shares held by Landmark, any Landmark Subsidiaries, NCC or any NCC Subsidiaries, other than in a fiduciary or agency capacity on behalf of a third party or as a result of debts previously contracted, and excluding shares of Landmark Common Stock held by shareholders of Landmark who perfect their dissenters’ rights of appraisal as provided in Section 3.3 of the Agreement) issued and outstanding at the Effective Time, will be converted into and exchanged for the right to receive, subject to the terms and conditions set forth in Section 3.1 of the Agreement, Common Stock and cash. More specifically, each holder of issued and outstanding shares of Landmark Common Stock shall, as of the Effective Time (other than shares cancelled pursuant to Section 3.1(b) of the Agreement and shares held by holders that perfect their dissenters’ rights of appraisal as provided in Section 3.3 of the Agreement), receive for each of such holder’s issued and outstanding shares of Landmark Common Stock, (i) 0.5961 of a fully paid and nonassessable share of NCC Common Stock, plus (ii) $1.33 in cash, without interest, plus (iii) any cash, without interest, in lieu of fractional shares as specified in Section 3.4 of the Agreement. NCC will not issue fractional shares, and holders of Landmark Common Stock will receive cash for their fractional shares.

At the Effective Time, each outstanding and unexercised option to purchase shares of Landmark Common Stock pursuant to the Landmark Equity Incentive Plans (each, a “Landmark Option”) will cease to represent an option to purchase Landmark Common Stock and will be converted automatically into an option to purchase NCC Common Stock (each, an “NCC Option”), and NCC will assume each Landmark Option subject to its terms, including any acceleration in vesting that will occur as a consequence of the Merger according to any instrument, plan or agreement governing such Landmark Option; provided, however, that, after the Effective Time (i) the number of shares of NCC Common Stock purchasable upon exercise of each Landmark Option will equal the product of (A) the number of shares of Landmark Common Stock that were purchasable under the Landmark Option immediately before the Effective Time and (B) 0.6275 (the “Option Conversion Ratio”), rounded to the nearest whole share; and (ii) the per share exercise price for each Landmark Option will equal the quotient obtained by dividing (A) the per share exercise price of the Landmark Option in effect immediately before the Effective Time by (B) the Option Conversion Ratio, rounded to the nearest cent. Notwithstanding the foregoing, each Landmark Option that is intended to be an “incentive stock option” (as defined in Section 422 of the Code) will be adjusted in accordance with the requirements of Section 424 of the Code.

LAW

A.                 Statutory Requirements of “A” Reorganization

Section 368(a)(1) of the Code defines “reorganization” to include several different types of transactions. An “A” reorganization is defined as a “statutory merger or consolidation.”2  The Regulations generally provide that a statutory merger or consolidation is a transaction effected pursuant to a statute in which, as a result of the operation of such statute, all of the assets and liabilities of the transferor combining unit (i.e., the target corporation) become the assets and liabilities of one or more members of the transferee combining unit (i.e., the acquiring corporation and its subsidiaries), and the target ceases its separate legal existence.3

[2]	Code § 368(a)(1)(A).
[3]	Treas. Reg. § 1.368-2(b)(1)(ii).

National Commerce Corporation

Landmark Bancshares, Inc.

June 8, 2018

B.                 Applicable Judicial Doctrines

In addition to the statutory requirements discussed above, three judicial doctrines must be satisfied to qualify for income non-recognition treatment under Section 368(a): (i) continuity of interest (“COI”), (ii) business purpose, and (iii) continuity of business enterprise (“COBE”). COI requires a substantial part of the value of the proprietary interest in the target corporation to be preserved in the reorganization.4 In general, COI exists if the target’s shareholders receive consideration for their target stock that is at least 40% equity by value.  5 The business purpose doctrine requires the reorganization to be in furtherance of a bona fide business purpose other than the avoidance of tax.6  COBE exists if the acquiring corporation either (i) continues the target’s historic business or (ii) uses a significant portion of the target’s historic business assets in a business after the reorganization.’’7  The fact that the acquiring corporation is in the same line of business as the target corporation tends to establish COBE, but is not alone sufficient. 8

C.                 Tax Consequences of Reorganization

Reorganizations are subject to special tax treatment under the Code. The target corporation that transfers its assets to an acquiring corporation recognizes neither gain nor loss if, pursuant to a plan of reorganization, the target corporation receives stock or securities of another corporation that is also a party to the reorganization. 9  Likewise, the acquiring corporation will not recognize any gain or loss upon the issuance of its stock in exchange for the target’s properties.10 The acquiring corporation’s basis in the assets transferred from the target will be equal to the target’s basis in such assets, increased by the amount of gain recognized by the target on such transfer, if any.11 The target’s tax attributes generally carry over to the acquiring corporation.12  Shareholders of the target corporation who, pursuant to a plan of reorganization, exchange their stock or securities for stock or securities of another corporation that is a party to the reorganization recognize no loss and generally recognize gain only to the extent that other property is received.13  Each of the target’s former shareholder’s basis in the stock received from the acquiring corporation will be equal to the basis in the target stock surrendered by such shareholder, decreased by the amount of cash or other property received, and increased by the amount of gain recognized.14

[4]	Treas. Reg. § 1.368-1(e).
[5]	See Treas. Reg. § 1.368-1(e)(2)(v), Ex. 1.
[6]

See, e.g., Treas. Reg. § 1.368-2(g) (tax-free reorganization “must be undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization”). See also Gregory v. Helvering, 293 U.S. 465 (1935).

[7]

Treas. Reg. § 1.368-1(d)(1). The target’s historic business is the business it has conducted most recently, and the historic business assets are the assets used in target’s historic business. Treas. Reg. § 1.368-1(d)(2).

[8]	Treas. Reg. § 1.368-1(d)(2)(i).
[9]

See Code §§ 357, 361. A “party to a reorganization” includes (i) a corporation resulting from a reorganization, and (ii) both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another. Code § 368(b).

[10]	Code § 1032(a).
[11]	Code § 362(b).
[12]	Code § 381(a).
[13]	See Code §§ 354, 356.
[14]	Code § 358(a).

National Commerce Corporation

Landmark Bancshares, Inc.

June 8, 2018

OPINION

Based upon the foregoing, it is our opinion that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code to which Landmark and NCC will each be a “party to the reorganization” under Section 368(b) of the Code. Accordingly, it is our opinion that:

a.

A Landmark shareholder’s receipt of the combination of cash (not including cash received in lieu of the issuance of a fractional share of NCC Common Stock) and NCC Common Stock in exchange for Landmark Common Stock, will generally cause such Landmark shareholder to recognize gain (but not loss) in an amount equal to the lesser of: (i) the excess, if any, of (a) the sum of the amount of cash treated as received in exchange for Landmark Common Stock in the Merger (excluding cash received in lieu of a fractional share) plus the fair market value of NCC Common Stock (including the fair market value of any fractional share) received in the Merger, over (b) the shareholder’s adjusted tax basis in the shares of Landmark Common Stock exchanged, or (ii) the amount of cash (excluding cash received in lieu of a fractional share) received in the Merger.[15] Any taxable gain to a Landmark shareholder on the exchange of Landmark Common Stock generally will be treated as capital gain (either long-term or short-term capital gain depending on whether the shareholder has held such Landmark Common Stock for more than one (1) year in the case of long-term capital gain or one (1) year or less in the case of short-term capital gain).

b.

A Landmark shareholder receiving only cash in exchange for his or her Landmark Common Stock in the Merger, whether as a result of a decision by such shareholder to exercise his or her statutory right to dissent in connection with the Merger, or otherwise, generally will recognize gain or loss equal to the difference between the amount of cash so received and the basis in his or her Landmark Common Stock surrendered in the Merger.  Any gain recognized by such a Landmark shareholder generally will be long-term capital gain if the Landmark shareholder’s holding period with respect to the Landmark Common Stock surrendered in the Merger is more than one year.[16]

c.

Cash, if any, received in lieu of fractional shares will be treated for federal income tax purposes as if the fractional shares were distributed as part of the Merger and then redeemed by NCC. The cash payments will be treated as having been received as a distribution in exchange for the fractional shares redeemed.[17]

[15]	Code § 356(a)(1).
[16]	Code §§ 1001, 1221-1223.
[17]	Code § 302(a); Rev. Rul. 66-365, 1966-2 C.B. 116.

National Commerce Corporation

Landmark Bancshares, Inc.

June 8, 2018

d.

The basis of the NCC Common Stock, not including any basis allocable to any fractional share of NCC Common Stock that is treated as issued in the Merger and immediately redeemed, that is received by a Landmark shareholder in the Merger will equal the shareholder’s basis in the Landmark Common Stock surrendered therefor.[18]

e.

The holding period of the NCC Common Stock received by a Landmark shareholder will include the period during which such shareholder held the Landmark Common Stock surrendered therefor, provided the Landmark Common Stock was a capital asset in the hands of such shareholder at the time of the Merger.[19]

f.	No gain or loss will be recognized by NCC or Landmark as a consequence of the Merger.[20]

In the event that a Landmark shareholder has shares of Landmark Common Stock acquired at different times or with differing tax bases, the above determinations will need to be made separately with respect to each such share (or block of shares) exchanged by such shareholder in the Merger.

Our opinions are based upon the existing provisions of the Code, the Regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service, all as in effect as of the date hereof. Any change in applicable law which could be retroactive in application, could modify the legal conclusions upon which our opinions are based.

In addition, this opinion does not address any tax considerations under foreign, state, or local laws, or the tax considerations to certain Landmark shareholders in light of their particular circumstances, including persons who are not United States persons, dealers in securities, tax-exempt entities, shareholders who do not hold Landmark Common Stock as “capital assets” within the meaning of section 1221 of the Code, and shareholders who acquired their shares of Landmark stock pursuant to the exercise of Landmark options or otherwise as compensation.

This opinion letter may not be used, circulated, quoted, published, or otherwise referred to for any purpose without our prior express written consent. Our opinions are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the opinions expressly stated herein.

[18]	Code § 358(a)(1).
[19]	Code § 1223(1).
[20]	Code § 361(a).

National Commerce Corporation

Landmark Bancshares, Inc.

June 8, 2018

We consent to the references to our firm in the Proxy-Statement-Offering under the caption “Material United States Federal Income Tax Consequences of the Merger” and “Legal Matters.”

Very truly yours,

/s/ Maynard, Cooper & Gale, P.C.